Exhibit 3.3

                     Amendment to Articles of Incorporation
                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                             ICC TECHNOLOGIES, INC.


         ICC TECHNOLOGIES, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY
CERTIFY:

         FIRST: That during a meeting of the Board of Directors of ICC TECHNOLOGIES, INC. held on November 20, 1998, resolutions were duly adopted setting forth proposed amendments to the Certificate of Incorporation of said corporation, declaring said amendments to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolutions setting forth the proposed amendments are as follows:

                  RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered FIRST, so that, as amended said Article shall be and read as follows:

                           "FIRST: The name of the corporation is Rare Medium
                  Group, Inc."

                  FURTHER RESOLVED, that the Certificate of Incorporation of this corporation be further amended by changing the Article thereof numbered FOURTH, so that, as amended said Article shall be and read as follows:

                           "FOURTH: The aggregate number of shares which the
                  corporation shall have the authority to issue shall be:

                           Two Hundred Million (200,000,000) shares of Common Stock, each of which shall have a par value of One Cent ($0.01), and Ten Million (10,000,000) shares of Preferred Stock, each of which shall have a par value of One Cent ($0.01). The Board of Directors, in its sole direction shall have full and complete authority, by resolutions, from time to time, to establish one or more series or classes and to issue shares of Preferred Stock, and to fix, determine and vary the voting rights, designations, preferences, restrictions, qualifications, privileges, limitations, options, conversion rights and other special rights of each series or class of Preferred Stock, including, but not limited to, dividend rates and manner of payment, preferential amounts payable upon voluntary or involuntary liquidation, voting rights, conversion rights, redemption prices, terms and conditions and sinking fund and stock purchase prices, terms and conditions."

                  FURTHER RESOLVED, that the Certificate of Incorporation of this corporation be further amended by adding the Article numbered NINTH, so that said Article shall be and read as follows:

                           "NINTH: The Board of Directors shall be divided into
                  three classes, each composed of as nearly equal a number of directors as the then total number of directors constituting the entire Board of Directors permits with the term of office of one class expiring each year. At the 1999 Annual Meeting of Stockholders, directors of the first class shall be elected to hold office for a


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                  term expiring at the next succeeding Annual Meeting of
                  Stockholders, directors of the second class shall be elected to hold office for a term expiring at the second succeeding Annual Meeting of Stockholders, and directors of the third class shall be elected to hold office for a term expiring at the third succeeding Annual Meeting of Stockholders. Subject to the foregoing, at each Annual Meeting of Stockholders the successors to the class of directors whose term shall then expire shall be elected to hold office for a term expiring at the third succeeding Annual Meeting of Stockholders. Directors shall serve for their respective terms except in the event of their earlier death, resignation or removal, and until their successors are duly elected and shall qualify. Newly created directorships, resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, removal from office, disqualification or other cause, may be filled by a majority vote of the directors then in office, though less than a quorum, and directors so chosen shall hold office for a term expiring at the Annual Meeting of Stockholders at which the term of office of the class to which they have been elected expires. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director."

         SECOND: That thereafter, pursuant to resolution of the Board of Directors, a special meeting of stockholders of ICC Technologies, Inc., was duly called and held on March 16, 1999, at which meeting the necessary number of stockholders voted in favor of the aforementioned amendments.

         THIRD: That said amendments were duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of Delaware.

         IN WITNESS WHEREOF, said ICC TECHNOLOGIES, INC., has caused this Certificate to be signed by Glenn S. Meyers, it's President and Chief Executive Officers, on this 16th day of March, 1999.

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Attest:  ______________________             By:   _______________________________
         Robert Lewis, Esq., Secretary            Glenn S. Meyers, President and
                                                  Chief Executive Officer
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